Consent of Independent Registered Public Accounting Firm

Global Alternative Asset Management, Inc.
Wayne, PA

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement of our report dated October 10, 2007 relating to the financial statements of Global Alternative Asset Management, Inc. which is contained in that prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York
October 18, 2007